EXHIBIT 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of  Directors and Shareholders

of Broadcast International, Inc.

Salt Lake City, Utah

We hereby consent to the use in this Registration Statement of Broadcast International, Inc. (the "Company") on Form S-1, of our report, dated March 27, 2006, which includes an emphasis paragraph relating to an uncertainty as to the Company's ability to continue as a going concern, for the year ended December 31, 2005, and to all other references to our firm included in this Registration Statement on Form S-1. Inc.

/s/ HJ & Associates, LLC
HJ & Associates, LLC
Salt Lake City, Utah
November 30, 2006